Exhibit 99.1

ServisFirst Bancshares, Inc. and ServisFirst Bank Elect New Board Member

Dr. Betsy Bugg Holloway Joins Bank’s Board of Directors

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 17, 2023--ServisFirst Bank, a subsidiary of ServisFirst Bancshares (NYSE:SFBS), is pleased to announce the election of Dr. Betsy Bugg Holloway to the ServisFirst Bancshares, Inc. and ServisFirst Bank Board of Directors.

“ServisFirst Bancshares, Inc. is proud to announce and welcome Dr. Betsy Bugg Holloway as a new Board Member,” states Tom Broughton, ServisFirst Bancshares, Inc. Chairman, President and CEO. “Her outstanding leadership skills and impressive academic and global business experience make her an extremely valuable asset to ServisFirst Bancshares’ shareholders and customers.”

Betsy Bugg Holloway, Ph.D.

Dr. Betsy Bugg Holloway is an accomplished global marketing executive with a long track record of innovative leadership and operational expertise in growing and improving organizations. She currently serves as Vice President for Advancement and Marketing for Samford University, where she leads all marketing, branding, and philanthropic initiatives for the university. Under Dr. Holloway’s leadership, Samford has experienced unprecedented growth in enrollment, fundraising, national reputation, awareness, recognition, and record levels of philanthropic engagement.

Before joining the university’s administration, Dr. Holloway served as Professor of Marketing, Dwight Moody Beeson Chair of Business, and Hackney Family Research Fellow in Samford’s Brock School of Business. Additionally, Dr. Holloway was previously a Visiting Professor at Kiev Business School, the University of Jordan, and the Beijing Institute of Technology.

Dr. Holloway is also a well-known leader in her community, as she has a long history of admirable community and civic service. She currently serves on the Board of Directors and is a member of the executive committee and chair of the nominating committee for Blue Cross & Blue Shield of Alabama and is a member of the Board of Advisors for Founders Advisors. Dr. Holloway has served on several other Boards of Directors and executive committees across the state. She is a past president of the Rotary Club of Birmingham, the Omicron Delta Kappa national leadership honor society, and the Public Affairs Research Council of Alabama (PARCA). She was also a founding board member and former chair of Scholarships for Kids and a trustee for the Alabama Symphony Orchestra Endowment, the IPC Foundation, and the Charles and Estelle Campbell Foundation. Dr. Holloway is a graduate of both Leadership Birmingham and Leadership Alabama and was the 2011 Aspen Institute Ideas Festival Scholar, among other numerous awards and recognitions she has received over the years.

Dr. Holloway earned her B.A. degree from Vanderbilt University, an M.B.A. degree from Samford University, and her Ph.D. in marketing from the University of Alabama.

For more information regarding ServisFirst Bank’s recent election, please contact Krista Conlin at Krista@KCProjects.net. For more about ServisFirst Bank, please visit www.servisfirstbank.com.

ABOUT SERVISFIRST BANK

ServisFirst Bank is a full-service commercial bank focused on commercial banking, correspondent banking, treasury management, private banking and the professional consumer market, emphasizing competitive products, state-of-the-art technology and a focus on quality service. Recently, the Bank announced that its assets exceed $14 billion. The Bank offers sophisticated treasury management products, Internet banking, home mortgage lending, remote deposit express banking, and highly competitive rates.

ServisFirst Bank was formed in May 2005, and has offices in Atlanta, Birmingham, Charleston, Charlotte, Dothan, Huntsville, Mobile, Montgomery, Nashville, Northwest Florida, West Central Florida, and Western North Carolina. In April 2015, and annually thereafter, ServisFirst Bank has earned investment- grade ratings and a stable outlook from Kroll Bond Rating Agency (KBRA), which measures companies’ financial fundamentals. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained at www.servisfirstbancshares.com.

Contacts

Krista Conlin, Krista@KCProjects.net